Issuer Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-216463

Pricing Term Sheet

Dated October 21, 2019

DELTA AIR LINES, INC.

2.900% Notes Due 2024

Issuer:	Delta Air Lines, Inc.

Principal Amount:	$900,000,000

Maturity Date:	October 28, 2024

Coupon:	2.900%

Public Offering Price:	99.603% of the principal amount

Yield to Maturity:	2.986%

Spread to Benchmark Treasury:	+ 137.5 basis points

Benchmark Treasury:	1.500% UST due September 30, 2024

Benchmark Treasury Price and Yield:	99-15 1⁄4 / 1.611%

Interest Payment Dates:	April 28 and October 28, commencing April 28, 2020

Optional Redemption:

At any time prior to September 28, 2024 (one month prior to the maturity date), the notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been made if such notes matured on September 28, 2024 (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the date of redemption.

At any time on or after September 28, 2024, the notes will be redeemable, in whole or in part, at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Settlement Date:	T+5; October 28, 2019

CUSIP:	247361 ZU5

ISIN:	US247361ZU54

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BB+ / BBB-

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

ICBC Standard Bank Plc

Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Siebert Cisneros Shank & Co., L.L.C.

The information herein supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus.

It is expected that delivery of the notes will be made against payment on the notes on or about October 28, 2019, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the Securities Exchange Act, as amended) following the date of pricing of the notes (this settlement cycle is referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or after such date but before settlement occurs, may be required, by virtue of the fact that the notes will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to make such trades should consult their own advisors.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, SMBC Nikko Securities America, Inc. at 1-212-224-4000, or U.S. Bancorp Investments, Inc. at 1-866-775-9668.

Pricing Term Sheet

Dated October 21, 2019

DELTA AIR LINES, INC.

3.750% Notes Due 2029

Issuer:	Delta Air Lines, Inc.

Principal Amount:	$600,000,000

Maturity Date:	October 28, 2029

Coupon:	3.750%

Public Offering Price:	99.595% of the principal amount

Yield to Maturity:	3.799%

Spread to Benchmark Treasury:	+ 200 basis points

Benchmark Treasury:	1.625% UST due August 15, 2029

Benchmark Treasury Price and Yield:	98-14 / 1.799%

Interest Payment Dates:	April 28 and October 28, commencing April 28, 2020

Optional Redemption:

At any time prior to July 28, 2029 (three months prior to the maturity date), the notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been made if such notes matured on July 28, 2029 (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the date of redemption.

At any time on or after July 28, 2029, the notes will be redeemable, in whole or in part, at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Settlement Date:	T+5; October 28, 2019

CUSIP:	247361ZT8

ISIN:	US247361ZT81

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BB+ / BBB -

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

ICBC Standard Bank Plc

Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Siebert Cisneros Shank & Co., L.L.C.

The information herein supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus.

It is expected that delivery of the notes will be made against payment on the notes on or about October 28, 2019, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the Securities Exchange Act, as amended) following the date of pricing of the notes (this settlement cycle is referred to as “T+ 5”). Under Rule 15c6-1 of the Securities Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or after such date but before settlement occurs, may be required, by virtue of the fact that the notes will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to make such trades should consult their own advisors.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, SMBC Nikko Securities America, Inc. at 1-212-224-4000, or U.S. Bancorp Investments, Inc. at 1-866-775-9668.